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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                               June 2, 2003

For further information contact:                    Pamela G. Boone
                                                    Vice President Finance, CFO
                                                    636-733-1600
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                            MAVERICK TUBE CORPORATION
 Provides Guidance on Second Quarter 2003 Operating Results, Confirms Full Year
                                    Guidance

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         St. Louis, June 2, 2003 ---- Maverick Tube Corporation (NYSE:MVK)
reported today that earnings for the second quarter will be less than previously anticipated based primarily on a deeper and more sustained spring breakup that significantly slowed demand for energy products in Canada. However, Maverick also pointed out that it anticipates that the second quarter Canadian drilling shortfall will be offset by stronger than expected activity in both the U.S. and Canada during the balance of the year, bringing full year activity in line with previous estimates.

         Due to slower than anticipated demand for its energy products during the second quarter, Maverick believes its Canadian volume for the second quarter will be approximately 40% less than projected on the Company's first quarter conference call. As a result, earnings for the quarter are anticipated to be in the range of $0.03 to $0.05 per diluted share, depending on shipping levels achieved during the last month of the quarter.

         Gregg Eisenberg, Maverick's Chairman, President and Chief Executive Officer commented, "Canadian second quarter drilling activity was weaker than expected primarily as a result of weather issues in April and May. While Canadian drilling activity has seen recent improvement, it is well below our previous expectations for the quarter."

         Eisenberg went on to say, "However, recent published market forecasts for the number of wells to be drilled in Canada for the year as a whole show increased activity from 17,500 to 18,300 wells. The increase in the rig count in Canada over the last two weeks tends to support this forecast. This suggests that Canadian demand will be stronger in the second half of the year and shipments can catch up to expected levels for the year. While second quarter earnings will fall short of market expectations, I am optimistic that full year expectations can still be met."

         Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

         This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2002.